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                                               Filed Pursuant to Rule 424(b) (3)
                                                   Registration Number 333-60686

Prospectus Supplement dated November 29, 2001
To Prospectus dated July 6, 2001 of LendingTree, Inc.

================================================================================



                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                Date of Report (Date of earliest event reported)
                     November 29, 2001 (November 28, 2001)

                                LENDINGTREE, INC.
                                -----------------
             (Exact name of registrant as specified in its charter)



         DELAWARE                                               25-1795344
----------------------------                              ---------------------
(State or other jurisdiction          000-29215              (I.R.S. Employer
    of incorporation)           Commission File Number    Identification Number)



11115 Rushmore Drive
Charlotte, NC                                                        28277
---------------------------------------                           ----------
(Address of principal executive offices)                          (Zip code)



                                 (704) 541-5351
                                 --------------
              (Registrant's telephone number, including area code)


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ITEM 5.  OTHER EVENTS

LENDINGTREE HOSTS `OPEN HOUSE' FOR INVESTORS AND ANALYSTS

        o       COMPANY REAFFIRMED CURRENT GUIDANCE FOR REMAINDER OF 2001 AND
                2002.

        o MANAGEMENT DISCUSSED FUTURE OUTLOOK AND GROWTH PROJECTIONS, REITERATING FIVE-YEAR TARGETS OF $250 MILLION IN REVENUE AND EARNINGS PER SHARE OF $1.25 TO $1.70.

        o OTHER TOPICS PRESENTED BY MANAGEMENT INCLUDED LENDER BEST PRACTICES, MARKETING, CONVERSION RATES, TECHNOLOGY, AND CORPORATE STRATEGY.

        LendingTree, Inc. conducted an open house for investors and analysts in Charlotte, N.C. on November 27, 2001. The event gave attendees a chance to meet and interact with the Company's management team, as well as discuss the Company's operations and business initiatives.

        LendingTree Founder and CEO Doug Lebda stated, "The theme of the day was to discuss how LendingTree is the breakaway leader in online lending with a proven, scalable business model that is poised for significant growth, profitability, and shareholder value. Our strong operating results remain on track with existing guidance for the fourth quarter of 2001 and for 2002. LendingTree continues to expect to achieve operating cash flow profitability during the first quarter 2002."

        President and COO Tom Reddin stated, "LendingTree's mission has been expanded to be the dominant lending exchange by empowering consumers, lenders, and related service providers, generating more than $100 billion in closed loans by 2006. This builds on the tremendous progress that we have achieved over the past few years, meeting or exceeding all of our key milestones."

        LendingTree's Senior Vice President and CFO Keith Hall provided future outlook and growth projections, reiterating the Company's long term revenue and return on sales guidance, as discussed during previous earnings releases and conference calls.

        Hall stated, "LendingTree has secured its position as the most recognized brand in online lending. Our No. 1 brand awareness position, the continued growth of online lending, and forecasted improvements in transmit and close rates are the key components for us to achieve our 2006 targets. These targets include $250 million in revenue, 25 to 30 percent return on sales, EBITDA per share of $1.50 to $2.00, and earnings per share (EPS) of $1.25 to $1.70 on a fully diluted basis. We expect an EPS growth rate of 30 to 50 percent in 2006 and beyond."

        The LendingTree management team presented various other topics, including best practices in closing loans online, the LendingTree brand architecture and its role in driving consumer demand, and the current strategies being utilized to increase conversion on the LendingTree Exchange.

        Lebda concluded, "We are very pleased with the level of interest and recognition of our lending exchange model. We feel that investors and analysts are now truly differentiating our model from others in the consumer finance industry."

A COPY OF THE PRESENTATIONS GIVEN AT THE OPEN HOUSE CAN BE OBTAINED BY CONTACTING LENDINGTREE VICE PRESIDENT OF FINANCE, BRIAN REGAN, VIA E-MAIL AT BREGAN@LENDINGTREE.COM OR PHONE AT (704) 944-8531


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ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

(a)     Financial statements of business acquired - Not Applicable

(b)     Pro forma financial information - Not Applicable

(c)     Exhibits - Not Applicable


SIGNATURE

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                                      LENDINGTREE, INC.


Date: November 29, 2001                               By: /s/ Keith Hall
                                                         ---------------------
                                                         Keith B. Hall,
                                                         Senior Vice President,
                                                         Chief Financial Officer
                                                         and Treasurer








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